Exhibit 99.1
Butterfly Network Congratulates Dr. Erica Schwartz on Confirmation as CDC Director

BURLINGTON, Mass. & NEW YORK– August 11, 2026 -- Butterfly Network, Inc. ("Butterfly") (NYSE: BFLY), a pioneer and leader in semiconductor-based ultrasound devices, programmable cloud software and AI, congratulates Dr. Erica Schwartz on her confirmation as director of the Centers for Disease Control and Prevention (CDC). Dr. Schwartz has served as a member of Butterfly Network's Board of Directors since 2021 and has stepped down from the Board effective August 5, 2026 in advance of assuming her new role.

"Erica has been a valued member of our Board and someone I respect as a physician, leader, and colleague. She brings clinical credibility, a genuine commitment to public service, and a passion for what healthcare can be. She's left a lasting mark on Butterfly and we are proud to congratulate her on this well-deserved opportunity. On behalf of the Butterfly community, I thank her deeply for her contributions; we look forward to seeing the impact she'll make in this next chapter," said Joseph DeVivo, President, CEO and Chairman, Butterfly Network.

Additional information regarding Dr. Schwartz's Board service and transition is included in a Form 8-K filed with the U.S. Securities and Exchange Commission.

About Butterfly Network

Butterfly Network, Inc. (NYSE: BFLY) is driving a digital revolution in ultrasound imaging and sensing with its proprietary Ultrasound-on-Chip™ semiconductor technology and software solutions. Butterfly first proved its technology in the point-of-care ultrasound market – commercializing the world's first single-probe, whole-body portable ultrasound device, which is now on its best-selling, third-generation: Butterfly iQ3™. The Company combines its advanced hardware with cloud software and AI, an enterprise workflow solution (Compass AI™) and other offerings to drive adoption of affordable, accessible ultrasound. Butterfly also enables third-party development of imaging AI apps through Butterfly Garden™, its software development kit and AI marketplace.

In addition to its medical imaging products, Butterfly Embedded™ is the Company's Ultrasound-on-Chip™ licensing and co-development business designed to enable a new wave of ultrasound-enabled technologies across non-competitive healthcare markets and beyond. Through Butterfly Embedded™, partners can build and scale novel ultrasound applications powered by Butterfly's proprietary semiconductor chip and software platform.

Butterfly's innovations have been recognized by Prix Galien USA, Fierce 50, TIME's Best Inventions and Fast Company's World Changing Ideas, among other achievements. To learn more, visit: www.butterflynetwork.com

Investors
John Doherty
Chief Financial Officer, Butterfly
investors@butterflynetwork.com

Media
Liz Snyder
Director, PR & Communications, Butterfly
media@butterflynetinc.com